Exhibit 99.1
Wireless Ronin Reports 2007 Fourth Quarter and Full Year Results
Key recent highlights include:
•	Full year 2007 revenue of $6.0 million, a 90 percent increase from 2006

•	Makes investment in its Network Operations Center (NOC)

•	Continues expansion of key customer relationships

•	Finalizes acquisition accounting and further leverages the acquisition of McGill Digital Solutions
Minneapolis, Minn. — March 4, 2008 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based worldwide digital signage provider, today announced its financial results for the 2007 fourth quarter and full year. The company reported revenue of $1.6 million for the fourth quarter of 2007, in comparison to $1.2 million in the fourth quarter of 2006. The company also reported a net loss of $3.7 million, or $0.25 per basic and diluted share, compared to a net loss of $8.5 million, or $2.33 per basic and diluted share, in the fourth quarter of 2006. The improvement in the 2007 fourth quarter net loss was primarily attributable to a $7.2 million reduction in interest expense that resulted from the early retirement of long- and short-term debt. Reduced interest expense was partially offset by a $2.7 million increase in 2007 fourth quarter operating expenses, compared to the prior year. The reduction in the 2007 fourth quarter per share net loss from the prior year was due to the increase in the weighted average common shares outstanding, which resulted from the company’s initial public offering, in late 2006, and subsequent follow-on equity offering, in June 2007. Company results of operations for the fourth quarter and full year 2007 include the results of McGill Digital Solutions, an entity which Wireless Ronin acquired and consolidated into its financial statements effective August 16, 2007.
Wireless Ronin reported a fourth quarter 2007 adjusted operating loss of $3.3 million, or $0.23 per basic and diluted share, compared to a loss of $0.6 million, or $0.16 per basic and diluted share, on a similar basis in the fourth quarter of 2006. Adjusted operating loss is defined as the GAAP operating loss with the add-back of certain items. Reconciliation to the GAAP operating loss on a quarterly and full year basis is contained in an attached table. Fourth-quarter 2007 results also included costs of approximately $286,268, or $0.02 per basic and diluted share, of non-cash stock option expense related to FAS123R. The company adopted FAS123R for reporting purposes in the first quarter of 2006.
Jeffrey Mack, Wireless Ronin Technologies, Inc. chairman, president and chief executive officer said, “I am pleased with our accomplishments in the fourth quarter and the platform we have established in order to respond to the growing worldwide demand for digital signage solutions that we are seeing. In 2007, we nearly doubled sales levels from the prior year. When you look at this in the context of the deferred client revenue that we may recognize in early 2008, we saw even more substantial growth from 2006. Thus far, in 2008, we have expanded our client relationships with some marquee brand names like Chrysler Canada and U.S., Ford, KFC, Reuters and Teva and significantly added to our opportunity sales pipeline. We were able to accomplish all this while we made strategic investments in technology improvements to expand our hosting capabilities and provide our clients with a state-of-the-art software solution. We also invested to augment our sales and marketing team, and we continued integrating the acquisition that we made this past summer. This acquisition has been a key part of our strategic focus, as we have been able to expand our digital signage toolset to be able to more immediately take advantage of market opportunities.”
Full Year 2007 Results
For the 2007 full year, the company reported revenue of $6.0 million compared to $3.1 million in 2006. The company also reported a full year net loss of $10.1 million, or $0.82 per basic and diluted share, in 2007, compared to a net loss of $14.8 million, or $9.71 per basic and diluted share, in 2006. Again, the sharp decrease in net loss in 2007 was primarily attributable to a $10.5 million reduction in interest expense resulting from the early retirement of long- and short-term debt as well as increased interest income from investing proceeds raised in the initial public offering and follow-on equity offering. Reduced interest expense was partially offset by a $7.5 million increase in 2007 operating expenses, compared to the prior year. The reduction in the 2007 per share net loss, from the prior year, was again due to the increase in the weighted average common shares, as previously explained.
Wireless Ronin also reported a full year 2007 adjusted operating loss of $8.6 million, or $0.70 per basic and diluted share, as compared to a loss of $2.3 million, or $1.53 per basic and diluted share, on a similar basis in 2006. The 2007 results also included costs of approximately $1.2 million, or $0.09 per basic and diluted share, of non-cash stock option expense related to FAS123R.
“As we enter 2008, I believe Wireless Ronin is well positioned and has defined a strategy that will make us successful this year and beyond,” continued Mack. “We are focused on five key vertical markets that we believe offer the greatest immediate potential for digital signage. Those are quick serve restaurants, automotive, gaming, retail and banking. With over 100 clients who have purchased digital signage products and services since inception, supporting nearly 6,300 displays, of which nearly 87 percent are managed out of our facilities, we believe we can demonstrate to potential clients the advantages and economics driving digital signage solutions. With a fast-growing marketplace, strong financial structure, scaleable business model and solid capital base, I believe we will achieve our profitability objectives and create a company that can provide long-term shareholder value.”
Other Items
In the 2007 fourth quarter, gross margin averaged 25.1 percent, compared to gross margin of 36.5 percent in the fourth quarter of 2006. The decline in year-over-year gross margin was primarily the result of investments that were made during the quarter to the company’s Network Operations Center to support the anticipated demand to host digital signage applications in 2008, certain customer deferrals and inventory write-off costs associated with reductions due to equipment obsolescence. Net of these items, fourth quarter adjusted gross margin would have been 37.2 percent. A reconciliation of gross margin and adjusted gross margin is summarized in an attached table.
General and administrative expense in the 2007 fourth quarter totaled $3.2 million, compared to $1.1 million in the same period in 2006. The year-over-year increase was primarily the result of higher staffing levels, costs associated with being a public company and the acquisition of McGill Digital Solutions of Windsor, Ontario Canada, in August 2007.
Sales and marketing expense in the 2007 fourth quarter totaled $812,000, compared to $405,000 in the same period in 2006. The year-over-year increase was primarily the result of investments that Wireless Ronin made in augmenting its sales and marketing team over the course of 2007, as well as the previously described acquisition of McGill Digital Solutions.
Due to the company’s loss carryforward position, it does not currently pay income taxes.
Cash and marketable securities, at the end of 2007, including restricted cash of $450,000, totaled approximately $29.7 million compared to $15.5 million at the end of 2006, reflecting the additional proceeds from the company’s follow-on equity offering. Deferred revenue had grown to $1.3 million at December 31, 2007, of which approximately $951,000 was related to client revenue deferrals that the company may recognize in the first quarter of 2008.
The company also reported that it has completed its acquisition accounting related to the August 2007 purchase of McGill Digital Solutions of Windsor, Ontario Canada. As a result the balance sheet at December 31, 2007 includes a $3.2 million net intangible asset related to the purchase. In addition, at the end of 2007, accounts receivable totaled $4.1 million, up from $1.1 million at the end of 2006. The increase was due primarily to the $2.3 million note receivable that Wireless Ronin received from NewSight Corporation. The note receivable is due March 31, 2008, as per the agreements that the company has previously filed with the Securities and Exchange Commission.
“We believe that Wireless Ronin is well capitalized and has sufficient cash reserves to execute against its business plan in 2008,” said John Witham, Wireless Ronin Technologies chief financial officer. “We have made the necessary investments to keep pace with the growing demand for digital signage and we have created a platform to be able to take advantage of the recurring revenue opportunities provided by our state-of-the-art Network Operations Center.”
A conference call to review the fourth-quarter and full year results and to provide further information regarding the company’s active proposals and opportunity pipeline, including an update regarding certain clients including Chrysler, NewSight and Sealy, is scheduled for today at 3:30 p.m. (CST). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate website at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 33134583. The conference call archive will be available through June 4, 2008.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services is offered by Wireless Ronin to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Global Market under the symbol “RNIN”.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the Company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, on November 27, 2007.
In addition, this release contains certain non-GAAP financial measures, including references to adjusted operating loss and adjusted gross margin. As compared to the nearest GAAP measurement for our company, adjusted operating loss represents operating loss with the add-back of depreciation and amortization, write-off of a remaining lease obligation, termination of partnership agreement and stock-based compensation expense. As compared to the nearest GAAP measurement for our company, adjusted gross margin represents GAAP sales and GAAP cost of sales with the add-back of deferred revenue and deferred costs, network operating center revenue and expense, and the inventory lower of cost or market adjustment. The Company uses these non-GAAP financial measures as internal measurements of operating performance. These non-GAAP financial measures as the Company defines them may not be comparable to similar measurements used by other companies and are not measures of performance or liquidity presented in accordance with GAAP. The Company believes that these non-GAAP financial measures are important components of its financial results because they are widely used measures within the Company’s industry to evaluate performance. The Company uses these non-GAAP financial measures as means of evaluating its financial performance compared with its competitors. These non-GAAP financial measures should not be used as substitute for operating loss or gross margin. A reconciliation of adjusted operating loss to operating loss and a reconciliation of adjusted gross margin to gross margin for the three and twelve months ended December 31, 2007 and 2006 is provided herein.
Contact:
INVESTORS
John Witham — CFO
jwitham@wirelessronin.com
(952) 564 — 3520
MEDIA
Holly Heitkamp — Marketing Coordinator
hheitkamp@wirelessronin.com
(952) 564 — 3560

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,542,280	$8,273,388
Marketable securities — available-for-sale	14,657,635	7,193,511
Accounts receivable, net of allowance of $84,685 and $23,500	4,135,402	1,128,730
Income tax receivable	231,328
Inventories	539,140	255,850
Prepaid expenses and other current assets	817,511	148,024

Total current assets	34,923,296	16,999,503
Property and equipment, net	1,780,390	523,838
Intangible assets, net of accumulated amortization	3,174,804	—
Restricted cash	450,000	—
Other assets	40,217	22,586

TOTAL ASSETS	$40,368,707	$17,545,927

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of capital lease obligations	$100,023	$106,311
Accounts payable	1,387,327	948,808
Deferred revenue	1,252,485	202,871
Accrued purchase price consideration	999,974
Accrued liabilities	869,759	394,697

Total current liabilities	4,609,568	1,652,687
Capital lease obligations, less current maturities	70,960	155,456

Total liabilities	4,680,528	1,808,143

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,666,666 shares authorized
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at December 31, 2007 and December 31, 2006	—	—
Common stock, 50,000,000 shares authorized; 14,537,705 and 9,825,621 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	145,377	98,256
Additional paid-in capital	78,742,311	49,056,509
Accumulated deficit	(43,520,098)	(33,433,713)
Accumulated other comprehensive income (loss)	320,589	16,732

Total shareholders’ equity	35,688,179	15,737,784

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$40,368,707	$17,545,927

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales
Hardware	$348,262	$889,128	$3,298,078	$1,852,678
Software	125,905	266,667	597,923	1,107,913
Services and other	1,135,514	72,180	2,088,912	184,798

Total sales	1,609,681	1,227,975	5,984,913	3,145,389

Cost of sales
Hardware	287,026	723,816	2,286,695	1,429,585
Software	—	—	1,007	—
Services and other	846,271	18,777	1,531,647	78,272
Inventory lower of cost or market	73,018	37,410	73,018	37,410

Total cost of sales	1,206,315	780,003	3,892,367	1,545,267

Gross profit	403,366	447,972	2,092,546	1,600,122

Operating expenses:
Sales and marketing expenses	812,331	404,875	2,805,522	1,462,667
Research and development expenses	370,677	251,936	1,197,911	875,821
General and administrative expenses	3,213,703	1,097,185	8,700,142	3,579,968
Termination of partnership agreement	50,000	—	703,995	—

Total operating expenses	4,446,711	1,753,996	13,407,570	5,918,456

Operating loss	(4,043,345)	(1,306,024)	(11,315,024)	(4,318,334)

Other income (expenses):
Interest expense	(7,974)	(7,174,595)	(40,247)	(10,124,216)
Loss on debt modification	—	—	—	(367,153)
Interest income	377,732	13,081	1,277,456	21,915
Other	—	(1,912)	(8,572)	51

Total other income (expense)	369,757	(7,163,426)	1,228,637	(10,469,403)

Net loss	$(3,673,588)	$(8,469,450)	$(10,086,387)	$(14,787,737)

Basic and diluted loss per common share	$(0.25)	$(2.33)	$(0.82)	$(9.71)

Basic and diluted weighted average shares outstanding	14,534,335	3,634,621	12,314,178	1,522,836

WIRELESS RONIN TECHNOLOGIES, INC
2007 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
Supplementary Data

	2006					2007
Income (Loss) Statement	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	TOTAL	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	TOTAL
Sales	$601,565	$332,661	$983,188	$1,227,975	$3,145,389	$196,436	$3,054,863	$1,123,933	$1,609,681	$5,984,913

Cost of Sales	227,188	206,743	331,333	780,003	1,545,267	103,263	1,873,024	709,765	1,206,315	3,892,367

Operating Expenses	1,656,819	1,294,466	1,213,172	1,753,999	5,918,456	3,284,664	2,430,602	3,245,593	4,446,711	13,407,570

Interest Expense	479,084	868,113	1,602,424	7,174,595	10,124,216	10,881	9,634	11,758	7,974	40,247

Loss on debt modification	171,954	195,199	—	—	367,153	—	—	—	—	—

Other	(837)	(6,209)	(3,750)	(11,170)	(21,966)	(151,807)	(278,686)	(460,659)	(377,732)	(1,268,884)

Net Loss	$(1,932,643)	$(2,225,651)	$(2,159,991)	$(8,469,452)	$(14,787,737)	$(3,050,565)	$(979,711)	$(2,382,524)	$(3,673,587)	$(10,086,387)

FASB 123R (included in operating Expenses)	373,568	156,105	91,735	165,806	787,214	596,020	136,339	148,544	286,268	1,167,171
Reconciliation Between GAAP and Adjusted Operating Loss

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP Operating Loss	$(4,043,345)	$(1,306,024)	$(11,315,024)	$(4,318,334)

Adjustments:
Depreciation and amortization	385,981	566,439	651,598	1,196,027
Old Building Remaining Lease Oblig.W/O			191,207
Termination partnership agreement	50,000		703,995
Stock-based compensation expense	286,268	165,806	1,167,171	787,214

Total Operating Expense Adjustment	722,249	732,245	2,713,971	1,983,241

Adjusted Operating Loss	$(3,321,096)	$(573,779)	$(8,601,053)	$(2,335,093)

Reconciliation Between GAAP and Adjusted Gross Margin

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP Sales	1,609,681	1,227,975	5,984,913	3,145,389
Deferred customer revenue(1)	808,291	0	898,066	0
Network Operating Center	(11,630)	0	(19,190)	0

Adjusted Revenue	2,406,342	1,227,975	6,863,789	3,145,389

GAAP Cost of Sales	1,206,315	780,003	3,892,367	1,545,267
Deferred customer costs	476,679	0	476,679	0
Inventory adjustment	(73,018)	(37,410)	(73,018)	(37,410)
Network Operating Center	(98,806)	0	(212,973)	0

Adjusted Cost of Sales	1,511,170	742,593	4,083,055	1,507,857

Adjusted Non-GAAP Gross Profit	895,172	485,382	2,780,734	1,637,532

GAAP Gross Profit Margin	25.1%	36.5%	35.0%	50.9%
Adjusted Non-GAAP Gross Profit Margin	37.2%	39.5%	40.5%	52.1%
(1) Excludes $52,000 of deferred NOC fees.